Exhibit 99

Dillard’s, Inc. Reports Second Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 13, 2010--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended July 31, 2010. This release contains certain forward-looking statements. Please refer to the Company's cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Highlights of the 13 weeks ended July 31, 2010 included:

  Net income of $6.8 million, or $0.10 per share, compared to prior year net loss of $26.7 million, or $0.36 per share. (See further discussion of Net Income below.)
  Improved merchandise gross margin performance of 270 basis points of sales compared to the prior year second quarter with a comparable store inventory decline of 6%.
  Repurchase of approximately $77.6 million (3.0 million shares) of Class A Common Stock, completing the authorization under the Company’s $200 million share repurchase program.
  Cash flow from operations of $129 million for the six months ended July 31, 2010 with an ending cash position of $214.7 million and no short term borrowings outstanding under the Company’s $1.2 billion revolving credit facility.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “We are pleased to report continued improved results during the second quarter. We achieved solid improvement in merchandise gross margin as a result of our ongoing focus on better inventory management. Additionally, our strong cash flow enabled us to complete our $200 million share repurchase program and end the quarter in a strong cash position. We are looking forward to the fall season with inventory in good shape and new merchandise arrivals thoughtfully planned.”

Net Income

Net income for the 13 weeks ended July 31, 2010 was $6.8 million, or $0.10 per share, compared to a net loss for the 13 weeks ended August 1, 2009 of $26.7 million, or $0.36 per share. Included in net income for the 13 weeks ended July 31, 2010 is a $4.0 million pretax gain on the sale of a store building ($2.6 million after tax or $0.04 per share) and a $2.0 million income tax benefit ($0.03 per share) primarily related to a state administrative settlement.

Net Sales/Total Revenues

Net sales for the 13 weeks ended July 31, 2010 were $1.389 billion compared to net sales for the 13 weeks ended August 1, 2009 of $1.428 billion. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales, excluding CDI, for the 13-week period ended July 31, 2010 were $1.359 billion, decreasing 1% compared to $1.366 billion for the 13-week period ended August 1, 2009. Merchandise sales in comparable stores were unchanged on a percentage basis for the 13-week period ended July 31, 2010.

Gross Margin/Inventory

Consolidated gross margin improved 310 basis points of sales during the 13 weeks ended July 31, 2010 compared to the 13 weeks ended August 1, 2009. Gross margin from retail operations (which excludes CDI) improved approximately 270 basis points of sales during the second quarter as a result of continuing inventory management measures which led to reduced markdown activity compared to the prior year second quarter. Inventory in comparable stores declined 6% at July 31, 2010 compared to August 1, 2009.

The Company’s inventory management measures include considerable adjustments to receipt cadence to shorten the period of time from receipt to sale, reduce markdown risk and keep customers engaged with a more continuous flow of fresh merchandise selections throughout the season. Dillard’s continues to seek marked differentiation in the marketplace by improving its product mix to include more bold statements in fashion from national vendors as well as in the Company’s exclusive brands.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses (“operating expenses”) declined $4.6 million during the second quarter of 2010 primarily as a result of savings in payroll and advertising expenses partially offset by increases in services purchased and supplies. Operating expenses were $392.0 million (28.2% of sales) for the 13 weeks ended July 31, 2010 compared to $396.7 million (27.8% of sales) for the 13 weeks ended August 1, 2009.

Share Repurchase

During the 13 weeks ended July 31, 2010, Dillard’s completed the share repurchase authorization under the Company’s $200 million share repurchase program with the purchase of $77.6 million (3.0 million shares) of Class A Common Stock. Total shares of Class A Common Stock outstanding at July 31, 2010 were 62.8 million. Total shares of Class A Common Stock outstanding at January 30, 2010 were 69.8 million.

Credit Facility

As of July 31, 2010, there were no short-term borrowings outstanding under the Company’s $1.2 billion revolving credit facility. The credit agreement expires on December 12, 2012, and there are no financial covenants under this facility provided its availability exceeds $100 million. Letters of credit totaling $89.2 million were outstanding under the revolving credit facility as of July 31, 2010.

Store Information

During the 13 weeks ended July 31, 2010, Dillard’s closed its Helena, Montana store (65,000 square feet). Dillard’s remains committed to closing underperforming stores where appropriate.

At July 31, 2010, the Company operated 296 Dillard’s locations and 14 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at July 31, 2010 was 53.7 million.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In Millions, Except Per Share Data)

	13-Week Period Ended

	July 31, 2010		August 1, 2009

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,388.9	-	$1,427.8	-
Total revenues	1,420.8	102.3%	1,455.2	101.9%
Cost of sales	930.4	67.0	1,001.0	70.1
Advertising, selling, administrative and general expenses	392.0	28.2	396.7	27.8
Depreciation and amortization	64.5	4.6	66.4	4.6
Rentals	11.9	0.9	13.9	1.0
Interest and debt expense, net	18.5	1.3	19.0	1.3
Gain on disposal of assets	(4.1)	(0.3)	(0.5)	0.0
Income (loss) before income tax benefit and equity in losses of joint ventures	7.6	0.6	(41.3)	(2.9)
Income tax benefit	(0.2)		(15.0)
Equity in losses of joint ventures	(1.0)	(0.1)	(0.4)	0.0
Net income (loss)	$6.8	0.5%	$(26.7)	(1.9)%

Basic and diluted income (loss) per share	$0.10		$(0.36)
Basic weighted average shares	67.7		73.8
Diluted weighted average shares	67.7		73.8

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In Millions, Except Per Share Data)

	26-Week Period Ended

	July 31, 2010		August 1, 2009

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$2,842.5	-	$2,901.6	-
Total revenues	2,903.5	102.1%	2,960.5	102.0%
Cost of sales	1,844.7	64.9	1,980.6	68.3
Advertising, selling, administrative and general expenses	785.7	27.6	811.0	27.9
Depreciation and amortization	128.2	4.5	131.9	4.5
Rentals	25.0	0.9	28.4	1.0
Interest and debt expense, net	37.3	1.3	37.4	1.3
Gain on disposal of assets	(4.2)	(0.1)	(0.6)	0.0
Asset impairment and store closing charges	2.2	0.0	-	0.0
Income (loss) before income taxes and equity in losses of joint ventures	84.6	3.0	(28.2)	(1.0)
Income taxes (benefit)	27.0		(10.4)
Equity in losses of joint ventures	(1.9)	(0.1)	(1.2)	0.0
Net income (loss)	$55.7	2.0%	$(19.0)	(0.7)%

Basic and diluted income (loss) per share	$0.80		$(0.26)
Basic weighted average shares	70.0		73.7
Diluted weighted average shares	70.0		73.7

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In Millions)

	July 31,	August 1,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$214.7	$116.9
Accounts receivable, net	59.7	68.9
Merchandise inventories	1,328.2	1,414.0
Federal income tax receivable	0.1	3.9
Other current assets	43.9	46.3
Total current assets	1,646.6	1,650.0

Property and equipment, net	2,697.7	2,868.6
Other assets	69.4	79.2

Total Assets	$4,413.7	$4,597.8

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$701.7	$672.8
Current portion of long-term debt and capital leases	2.6	27.3
Other short-term borrowings	-	67.0
Federal and state income taxes including current deferred taxes	36.5	41.6
Total current liabilities	740.8	808.7

Long-term debt and capital leases	756.3	775.1
Other liabilities	209.5	219.4
Deferred income taxes	331.4	366.0
Subordinated debentures	200.0	200.0
Stockholders' equity	2,175.7	2,228.6

Total Liabilities and Stockholders' Equity	$4,413.7	$4,597.8

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (In Millions)

	26-Week Period Ended
	July 31, 2010	August 1, 2009
Operating activities:
Net income (loss)	$55.7	$(19.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	129.1	132.9
Gain on repurchase of debt	-	(1.5)
Gain on disposal of property and equipment	(4.2)	(0.6)
Excess tax benefits from share-based compensation	(0.3)	-
Asset impairment and store closing charges	2.2	-
Changes in operating assets and liabilities:
Decrease in accounts receivable	3.5	19.1
Increase in merchandise inventories	(27.5)	(39.6)
Decrease in federal income tax receivable	0.1	70.5
(Increase) decrease in other current assets	(0.7)	6.8
Decrease in other assets	5.7	5.8
Increase in trade accounts payable and accrued expenses and other liabilities	35.7	22.8
Decrease in income taxes payable	(70.6)	(14.1)
Net cash provided by operating activities	128.7	183.1
Investing activities:
Purchase of property and equipment	(57.6)	(20.6)
Proceeds from disposal of property and equipment	4.1	1.6
Net cash used in investing activities	(53.5)	(19.0)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(14.5)	(5.1)
Cash dividends paid	(5.8)	(5.9)
Purchase of treasury stock	(182.6)	-
Excess tax benefits from share-based compensation	0.3	-
Proceeds from stock issuance	0.4	-
Decrease in short-term borrowings	-	(133.0)
Net cash used in financing activities	(202.2)	(144.0)
(Decrease) increase in cash and cash equivalents	(127.0)	20.1
Cash and cash equivalents, beginning of period	341.7	96.8
Cash and cash equivalents, end of period	$214.7	$116.9
Non-cash transactions:
Accrued capital expenditures	$2.6	$6.3
Stock awards	2.3	1.7

Estimates for 2010

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 29, 2011 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	In millions
	2010 Estimated	2009 Actual
Depreciation and amortization	$257	263
Rentals	51	58
Interest and debt expense, net	74	74
Capital expenditures	105	75

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended January 30, 2010 contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie J. Bull, 501-376-5965